Exhibit 10.3
                               VALUE HEALTH, INC.
                               22 Waterville Road
                            Avon, Connecticut 06001



                                                 June 4, 1995


Diagnostek, Inc.
c/o E. Gerald Riesenbach
Cozen and O'Connor
The Atrium
1900 Market Street
Philadelphia, PA  19103

Gentlemen:

          Reference is made to the Agreement and Plan of Merger dated as of March 27, 1995 by and among Value Health, Inc., a Delaware corporation ("VHI"), VHI Merger-Sub Corp., a Delaware corporation, and Diagnostek, Inc., a Delaware corporation ("Diagnostek"), as amended as of June 4, 1995 (the "Merger Agreement").

          This will confirm:

          1. At or prior to the time of the "Merger" (as defined in the Merger Agreement), arrangements will be made so that each of the current directors of Diagnostek may remain as a director of Diagnostek until October 15, 1995. From and after the time of the Merger, the Diagnostek Board will also include other persons, the identity and number of which shall be designated by VHI in its discretion.

          2. In the event that, between the time of the Merger and October 15, 1995, it is determined that the employment of a person listed below is to be terminated, any such termination shall be effective no earlier than October 15, 1995, with the compensation payable to such person during the time from the date of such determination through October 15, 1995 to be credited against severance payable to such person as a result of such termination. The persons covered by this paragraph 2 are as follows: William Barron, Vincent Villaneuve, Jeffrey Ovington, Arthur Solomon, Andrew Massetti and James Raabe.

                                            Value Health, Inc.


                                            By:  /s/ Paul M. Finigan